EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:
Investor Relations	Media
Nancy A. Richardson	Kathleen Padula
Microtune, Inc.	Microtune, Inc.
972-673-1850	972-673-1811
investor@microtune.com	kathleen.padula@microtune.com

MICROTUNE ANNOUNCES 2001 RESTATEMENT AND ADJUSTMENTS

FOR PREVIOUSLY REPORTED QUARTERS

Plano, TX, April 29, 2003 – Microtune®, Inc. (NASDAQ: TUNEE) announced that its Board of Directors today determined to restate the Company’s audited financial results for 2001 and to adjust the Company’s reported results for the third and fourth quarters of that year. The Company also announced that its Board determined to adjust the Company’s reported unaudited financial results for each of the first three quarters of 2002.

The Company estimates that its 2001 revenue originally reported as $63.1 million will be reduced by less than 10% as a result of the 2001 restatement. Further, the Company estimates that its 2002 revenue announced as $67.1 million will be reduced by less than 5% as a result of the 2002 adjustments. At this time the Company has not estimated the effect of the restatement or the adjustments on quarter-to-quarter revenue trends which may be materially and negatively impacted. The determination of revenue trends on a quarterly basis will be made at the time the audit related to the restatement and adjustments is concluded.

The Board’s determinations are based on findings and preliminary conclusions from the Company’s ongoing Audit Committee inquiry. The findings and preliminary conclusions upon which such Board determinations were made include accounting errors and inaccuracies arising from (a) price protection arrangements provided by the Company to its customers, (b) expanded rights of return granted by the Company to its customers, (c) extended payment terms granted by the Company to its customers and related lack of payments by such customers, and (d) shipments of product by the Company to its customers in excess of orders received from such customers at the time of shipment.

-MORE-

In its press release dated February 20, 2003, the Company announced its intent to record deferred revenue of $11.6 million related to Company product shipped in the fourth quarter of 2002. In that press release the Company also announced its intent to recognize and record revenue from such product shipments as payments were received from customers. As of today, the Company expects that about $9 million of such payments will not be collected. Due to this expectation, the Company will not record deferred revenue for such amount.

All adjustments noted above will not change the Company’s cash previously reported of approximately $95 million at March 31, 2003.

The Company continues to anticipate filing its Form 10K for the year ended December 31, 2002 in May 2003. Furthermore, the Company continues to anticipate completion of the Audit Committee inquiry in June 2003.

ABOUT MICROTUNE

Microtune, Inc. is a leading silicon and systems company that designs, manufactures and markets radio frequency (RF)-based solutions for the global broadband communications, transportation electronics and wireless connectivity markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, transceiver and wireless products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 24 U.S. patents for its technology, with more than 50 applications pending approval that span its RF and wireless products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design, manufacturing and sales centers located around the world. The web site is www.microtune.com.

Microtune is traded on the NASDAQ Stock Exchange under the symbol TUNEE.

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner a trademark of Microtune, Inc.

-END-